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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY
                           (as of February 28, 1999)


           Name                            State or Country of Organization

LaRoche International Inc.                            Delaware

LaRoche Overseas Inc.                                 Delaware

LaRoche Europe Holdings, Inc.                         Delaware

LCI Stone Inc.                                        Delaware

LII Europe S.A.R.L.                                   France

  ChlorAlp S.A.S. (50% owned)                         France

  LII Management S.A.R.L.                             France

    LII Europe GmbH                                   Germany



The names of certain subsidiaries and equity entities which, considered in the aggregate, would not constitute a significant subsidiary, have been omitted from the above list.